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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 11-K

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[X]  ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF
     1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NUMBER 1-9864...................................................

  A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                        PACKAGING CORPORATION OF AMERICA
                              401(K) SAVINGS PLAN

                             1603 ORRINGTON AVENUE
                            EVANSTON, ILLINOIS 60204

  B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                  TENNECO INC.
                                TENNECO BUILDING
                              HOUSTON, TEXAS 77002

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  The following documents are being filed under cover of a Form SE dated June
28, 1994:

  1. Financial Statements as of December 31, 1993 and 1992 together with Auditors' Reports for the Packaging Corporation of America 401(k) Savings Plan;

  2. Exhibit Index required by Item 601 of Regulation S-K; and

  3. Consent of Independent Public Accountants.

  The CIK of Tenneco Inc. is 0000823549.
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                                   SIGNATURES

  The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Packaging Corporation of America Benefits Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PACKAGING CORPORATION OF AMERICA
                                           401(k) SAVINGS PLAN


Date: June 29, 1994                       By:          JOHN POTEMPA
                                             -------------------------------
                                                       John Potempa
                                                 Chairman of the Packaging
                                                  Corporation of America
                                                    Benefits Committee